Exhibit 21.1
Subsidiaries of Marathon Oil
The names of certain subsidiaries have been omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary, as of the end of the year covered by this report, as defined under the Securities and Exchange Commission Regulation S-X 210.1-02(w).

Company Name	Jurisdiction of Incorporation or Organization
Alba Associates LLC	Cayman Islands
Alba Equatorial Guinea Partnership, L.P.	Delaware
Alba Plant LLC	Cayman Islands
AMPCO Marketing, L.L.C.	Michigan
AMPCO Services, L.L.C.	Michigan
Atlantic Methanol Associates LLC	Cayman Islands
Atlantic Methanol Production Company LLC	Cayman Islands
E.G. Global LNG Services, Ltd.	Delaware
Equatorial Guinea LNG Company, S.A.	Equatorial Guinea
Equatorial Guinea LNG Holdings Limited	Bahamas
Equatorial Guinea LNG Operations, S.A.	Equatorial Guinea
Equatorial Guinea LNG Train 1, S.A.	Equatorial Guinea
Marathon E.G. Holding Limited	Cayman Islands
Marathon E.G. International Limited	Cayman Islands
Marathon E.G. LNG Holding Limited	Cayman Islands
Marathon E.G. Production Limited	Cayman Islands
Marathon International Investment LLC	Texas
Marathon International Oil Company	Delaware
Marathon Oil Company	Ohio
Marathon Oil Corporation	Delaware
Marathon Oil EF II LLC	Delaware
Marathon Oil EF LLC	Delaware
Marathon Oil Investment LLC	Delaware
Marathon Oil Permian LLC	Delaware
Marathon West Texas Holdings LLC	Delaware
MOC Portfolio Delaware, Inc.	Delaware